Exhibit 99

Release:	On receipt, Feb. 12, 2024
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	Humphrey Lee, 877-909-1105, lee.humphrey@principal.com

Principal Financial Group® Announces Full Year and Fourth Quarter 2023 Results as well as 2024 Outlook

Raises first quarter 2024 common stock dividend and announces new $1.5 billion share repurchase authorization

Company Highlights

•	Full year 2023 net income attributable to Principal Financial Group®, Inc. (PFG)[1] of $623 million, or $2.55 per diluted share, includes $892 million of loss from exited business. Fourth quarter 2023 net loss attributable to PFG of $872 million, or $3.66 per diluted share, includes $1,171 million of loss from exited business.

•	Full year 2023 non-GAAP operating earnings[2] of $1,603 million, or $6.55 per diluted share. Fourth quarter 2023 non-GAAP operating earnings of $441 million, or $1.83 per diluted share.

•	Returned $1.3 billion of capital to shareholders for full year 2023, including $0.4 billion in the fourth quarter of 2023.

•	Company raises first quarter 2024 common stock dividend to $0.69 per share.

•	New share repurchase authorization of $1.5 billion approved by Board of Directors.

•	Assets under management (AUM) of $695 billion, which is included in assets under administration (AUA) of $1.6 trillion.

•	2024 outlook: 9-12% annual non-GAAP operating earnings per diluted share (EPS) growth[3], 75-85% free capital flow conversion, and $1.5-$1.8 billion capital deployment.

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for full year and fourth quarter 2023.

•	Non-GAAP net income attributable to PFG excluding exited business[1] for the 12 months ending Dec. 31, 2023, of $1,514.9 million, compared to $1,453.2 million for the 12 months ending Dec. 31, 2022. Non-GAAP net income excluding exited business per diluted share of $6.19 for the 12 months ending Dec. 31, 2023, compared to $5.69 for the 12 months ending Dec. 31, 2022. Non-GAAP net income attributable to PFG excluding exited business for fourth quarter 2023 of $299.1 million, or $1.19 per diluted share, compared to $510.9 million, or $2.05 per diluted share, in the prior year quarter.

•	Non-GAAP operating earnings for the 12 months ending Dec. 31, 2023, of $1,602.8 million, compared to $1,618.8 million for the 12 months ending Dec. 31, 2022. Non-GAAP operating earnings per diluted share of $6.55 for the 12 months ending Dec. 31, 2023 compared to $6.34 per diluted share for the 12 months ending Dec. 31, 2022. Non-GAAP operating earnings for fourth quarter 2023 of $440.5 million, or $1.83 per diluted share, compared to $394.3 million, or $1.58 per diluted share, in the prior year quarter.

1 All financial results and periods reflect the adoption of long-duration targeted improvements (LDTI) accounting guidance.

2 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

3 Based on 2023 results excluding significant variances. See Fourth Quarter 2023 Earnings and 2024 Outlook slide presentation for more details.

•	Raised common stock dividend to $0.69 per share for first quarter 2024, which was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.65 per share, a 4% increase compared to the prior year trailing twelve-month period. The dividend will be payable on March 28, 2024, to shareholders of record as of March 12, 2024.

“Our diversified and integrated business model generated strong fourth quarter and 2023 results – delivering on our outlook despite a challenging environment,” said Dan Houston, chairman, president, and CEO of Principal®. “With continued focus on higher growth markets, integrated offerings, and valuable distribution partnerships, we generated over $1.6 billion of non-GAAP operating earnings for the full year 2023, including $441 million in the fourth quarter. We returned more than $1.3 billion to shareholders in 2023, delivering on our commitment to return excess capital while continuing to invest for growth. We are building momentum and are in a strong financial position to drive growth across our businesses and positioned for strong results in 2024.”

Full year and fourth quarter highlights

•	Retirement and Income Solutions (RIS) full year sales increased 9% over 2022, including $2.9 billion of pension risk transfer sales; full year operating margin[4] of 39%; fourth quarter recurring deposits increased 12% from fourth quarter 2022

•	Principal Global Investors (PGI) managed AUM of $499.5 billion, increased 7% over 2022; positive full year real estate net cash flow of $1.9 billion; full year operating margin[5] of 35%

•	Principal International (PI) reported record AUM of $180.4 billion, increased 15% over 2022, with positive full year net cash flow of $2.1 billion

•	Specialty Benefits full year premium and fees increased 9% driven by record full year sales, strong retention, as well as employment and wage growth

•	Life Insurance business market full year premium and fees increased 15% from 2022

•	Strong investment performance[6]: 70% of Principal investment options above median on a one-year basis, 58% on a three-year basis, 80% on a five-year basis, and 83% on a ten-year basis; additionally, 58% of fund-level AUM had a 4- or 5-star rating from Morningstar.

•	Capital returned to shareholders:

•	Full year 2023: $1.3 billion, including:

o	$0.7 billion to repurchase 9.1 million shares of common stock; and

o	$0.6 billion of common stock dividends with $2.60 per share common dividend paid

•	Fourth quarter 2023: $409.6 million, including:

o	$250.6 million to repurchase 3.5 million shares of common stock; and

o	$159.0 million of common stock dividends with $0.67 per share common dividend paid

4 Operating margin for RIS = pre-tax operating earnings divided by net revenue.

5 Operating margin for PGI = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

6 Includes only funds with ratings assigned by Morningstar; non-rated funds excluded (85 total, 80 are ranked).

Strong financial position

•	$1.7 billion of excess and available capital in our holding companies and other subsidiaries, aided by management actions to increase capital efficiency

•	Statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 427%

New $1.5 billion share repurchase authorization

•	The Board of Directors approved a new authorization for the repurchase of $1.5 billion of the company’s outstanding common stock.

•	As of December 31, 2023, approximately $0.3 billion remained under the company’s prior authorization.

2024 outlook

•	Expect to deliver 2024 non-GAAP EPS growth of 9-12% compared to 2023 and reflecting macroeconomic assumptions as of Dec. 31, 2023.

•	Long-term enterprise financial targets are unchanged:

o	9-12% annual non-GAAP EPS growth

o	75-85% free capital flow conversion, including 40% dividend payout ratio[7]

o	14-16% non-GAAP ROE[8]

7 Based on net income attributable to PFG excluding income or loss from exited business.

8 Non-GAAP return on equity, excluding cumulative change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment.

Segment results

Retirement and Income Solutions

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating earnings[9]	$264.6	$204.0	30%	$1,051.4	$959.1	10%
Net revenue[10]	$690.5	$615.5	12%	$2,690.3	$2,616.5	3%
Operating margin	38.3%	33.1%		39.1%	36.7%

•	Pre-tax operating earnings increased $60.6 million primarily due to higher net revenue.

•	Net revenue increased $75.0 million primarily due to growth in the business and strong revenue retention, higher net investment income, as well as favorable markets.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating earnings	$127.3	$138.6	(8)%	$513.0	$604.0	(15)%
Operating revenues less pass-through expenses[11]	$373.9	$379.5	(1)%	$1,488.9	$1,578.0	(6)%
Operating margin	34.2%	36.8%		34.7%	38.6%
Total PGI assets under management (billions)	$499.5	$464.7	7%
PGI sourced assets under management (billions)	$255.0	$241.6	6%

•	Pre-tax operating earnings decreased $11.3 million primarily due to lower operating revenues less pass-through expenses and higher one-time expenses.

•	Operating revenues less pass-through expenses decreased $5.6 million primarily due to lower performance fees.

9 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

10 Net revenue = operating revenues less: benefits, claims and settlement expenses; liability for future policy benefits remeasurement (gain) loss; market risk benefit remeasurement (gain) loss; and dividends to policyholders.

11 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating earnings	$92.0	$77.7	18%	$304.7	$298.7	2%
Combined net revenue (at PFG share)[12]	$266.3	$232.6	14%	$976.3	$920.7	6%
Operating margin[13]	34.5%	33.4%		31.2%	32.4%
Assets under management (billions)	$180.4	$156.5	15%

•	Pre-tax operating earnings increased $14.3 million primarily due to higher combined net revenue and improved margin.

•	Combined net revenue (at PFG share) increased $33.7 million primarily due to higher assets under management.

Specialty Benefits

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating earnings	$119.3	$112.7	6%	$447.0	$416.3	7%
Premium and fees	$791.4	$723.0	9%	$3,055.0	$2,804.8	9%
Operating margin[14]	15.1%	15.6%		14.6%	14.8%
Incurred loss ratio	61.0%	59.5%		60.4%	61.1%

•	Pre-tax operating earnings increased $6.6 million due to growth in the business and expense management discipline, partially offset by a higher incurred loss ratio.

•	Premium and fees increased $68.4 million driven by record full year sales, strong retention, and employment and wage growth.

•	Incurred loss ratio increased to 61.0% compared to a very favorable 4Q22 driven by less favorable disability underwriting and group life mortality experience, partially offset by improved dental results.

12 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our operating margin.

13 Operating margin for PI = pre-tax operating earnings divided by combined net revenue (at PFG share).

14 Operating margin for Benefits and Protection = pre-tax operating earnings divided by premium and fees.

Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating earnings (losses)	$25.1	$25.4	(1)%	$90.6	$154.0	(41)%
Premium and fees	$226.6	$215.5	5%	$922.2	$922.5	0%
Operating margin	11.1%	11.8%		9.8%	16.7%

•	Pre-tax operating earnings decreased $0.3 million.

•	Premium and fees increased $11.1 million as strong business market growth outpaced the runoff of the legacy business.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q23	4Q22	% Change	4Q23	4Q22	% Change
Pre-tax operating losses	$(88.5)	$(86.7)	(2)%	$(396.8)	$(469.4)	15%

•	Pre-tax operating losses increased $1.8 million.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2022, and in the company’s quarterly report on Form 10-Q for the quarter ended Sep. 30, 2023, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a prolonged low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances may change; changes in laws, regulations or accounting standards; the company’s ability to pay stockholder dividends, make share repurchases and meet its obligations may be constrained by the limitations on dividends or other distributions Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; international business risks; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to administering reinsurance transactions; a pandemic, terrorist attack, military action or other catastrophic event; global climate change; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; the company may not be able to protect its intellectual property and may be subject to infringement claims; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; and the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed.

Use of non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Tuesday, Feb. 13, 2024, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to investors.principal.com at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone through Call Me, a zero hold-time telephone dial-back service, or by dialing in one of the following numbers 10 minutes prior to the start of the call.

o	877-407-0832 (U.S. and Canadian callers)

o	+1 201-689-8433 (International callers)

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at investors.principal.com.

The company’s financial supplement and slide presentation is currently available at investors.principal.com, and may be referred to during the call.

About Principal®15

Principal Financial Group® (Nasdaq: PFG) is a global financial company with nearly 20,000 employees16 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping approximately 62 million customers16 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of the 2023 World’s Most Ethical Companies17, a member of the Bloomberg Gender Equality Index, and named as a “Best Places to Work in Money Management18.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

###

Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	12/31/23	12/31/22	12/31/23	12/31/22
Net income (loss) attributable to PFG	$(871.7)	$(16.2)	$623.2	$4,756.9
(Income) loss from exited business	1,170.8	527.1	891.7	(3,303.7)
Non-GAAP net income (loss) attributable to PFG excluding exited business	$299.1	$510.9	$1,514.9	$1,453.2
Net realized capital (gains) losses, as adjusted	141.4	(116.6)	87.9	165.6
Non-GAAP Operating Earnings*	$440.5	$394.3	$1,602.8	$1,618.8
Income taxes	99.3	77.4	407.1	343.9
Non-GAAP Pre-Tax Operating Earnings	$539.8	$471.7	$2,009.9	$1,962.7

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$264.6	$204.0	$1,051.4	$959.1
Principal Asset Management	219.3	216.3	817.7	902.7
Benefits and Protection	144.4	138.1	537.6	570.3
Corporate	(88.5)	(86.7)	(396.8)	(469.4)
Total Segment Pre-Tax Operating Earnings	$539.8	$471.7	$2,009.9	$1,962.7

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/23	12/31/22	12/31/23	12/31/22
Net income (loss)	$(3.66)	$(0.07)	$2.55	$18.63
(Income) loss from exited business	4.85	2.12	3.64	(12.94)
Non-GAAP net income (loss) excluding exited business	$1.19	$2.05	$6.19	$5.69
Net realized capital (gains) losses, as adjusted	0.59	(0.47)	0.36	0.65
Impact of dilutive shares[19]	0.05	0.00	0.00	0.00
Non-GAAP Operating Earnings	$1.83	$1.58	$6.55	$6.34
Weighted-average diluted common shares outstanding (in millions)	241.3	249.2	244.6	255.3

15 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

16 As of December 31, 2023

17 Ethisphere, 2023

18 Pensions & Investments, 2023

19 When a net loss is reported, our basic weighted-average shares are used to calculate diluted earnings per share, as dilutive shares would have an antidilutive effect and result in a lower loss per share.

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, income (loss) from exited business and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/23	12/31/22
Total assets (in billions)	$305.0	$290.9
Stockholders’ equity (in millions)	$10,961.7	$10,017.8
Total common equity (in millions)	$10,916.0	$9,976.7
Total common equity excluding cumulative change in fair value of funds withheld embedded derivative and accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,735.4	$12,398.5
End of period common shares outstanding (in millions)	236.4	243.5
Book value per common share	$46.18	$40.97
Book value per common share excluding cumulative change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment	$53.87	$50.92

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	12/31/23	12/31/22
Stockholders’ Equity, Excluding Cumulative Change in Fair Value of Funds Withheld Embedded Derivative and AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$10,961.7	$10,017.8
Noncontrolling interest	(45.7)	(41.1)
Stockholders’ equity available to common stockholders	10,916.0	9,976.7
Cumulative change in fair value of funds withheld embedded derivative	(2,027.9)	(2,885.6)
AOCI, other than foreign currency translation adjustment	3,847.3	5,307.4
Stockholders’ equity, excluding cumulative change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment, available to common stockholders	$12,735.4	$12,398.5

Book Value Per Common Share, Excluding Cumulative Change in Fair Value of Funds Withheld Embedded Derivative and AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$46.18	$40.97
Cumulative change in fair value of funds withheld embedded derivative and AOCI, other than foreign currency translation adjustment	7.69	9.95
Book value per common share, excluding change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment	$53.87	$50.92

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/23	12/31/22	12/31/23	12/31/22
Income Taxes:
Total GAAP income taxes (benefit)	$(268.0)	$(11.2)	$68.7	$1,189.5
Net realized capital gains (losses) tax adjustments	35.3	(34.2)	22.0	56.6
Exited business tax adjustments	311.3	116.2	238.1	(956.4)
Income taxes related to equity method investments and noncontrolling interest	20.7	6.6	78.3	54.2
Income taxes	$99.3	$77.4	$407.1	$343.9

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$(112.7)	$171.3	$(72.2)	$(182.1)

Market value adjustments to fee revenues	1.0	0.6	1.3	0.7
Net realized capital gains (losses) related to equity method investments	4.6	(9.0)	8.8	(15.0)
Derivative and hedging-related revenue adjustments	(0.4)	(10.0)	23.3	(91.3)
Certain variable annuity fees	18.0	18.1	73.3	75.9
Sponsored investment fund adjustments	5.8	5.3	23.4	22.2
Capital gains distributed – operating expenses	(12.3)	(10.9)	(26.3)	102.9
Amortization of actuarial balances	-	(0.1)	(0.2)	(0.1)
Derivative and hedging-related expense adjustments	0.9	-	1.8	-
Market value adjustments of embedded derivatives	2.7	0.2	1.7	(40.9)
Market value adjustments of market risk benefits	(30.3)	(4.5)	(71.3)	(157.2)
Capital gains distributed – cost of interest credited	(36.0)	1.2	(52.2)	33.5
Net realized capital gains (losses) tax adjustments	35.3	(34.2)	22.0	56.6
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(18.0)	(11.4)	(21.3)	29.2
Total net realized capital gains (losses) after-tax adjustments	(28.7)	(54.7)	(15.7)	16.5
Net realized capital gains (losses), as adjusted	$(141.4)	$116.6	$(87.9)	$(165.6)

Income (Loss) from Exited Business:
Pre-tax impacts of exited business:
Strategic review costs and impacts	$-	$4.0	$-	$40.4
Amortization of reinsurance gains (losses)	(18.2)	(18.5)	(68.7)	(56.7)
Other impacts of reinsured business	(30.5)	(28.5)	(140.4)	(125.8)
Net realized capital gains (losses) on funds withheld assets	45.2	51.9	165.0	749.4
Change in fair value of funds withheld embedded derivative	(1,478.6)	(652.2)	(1,085.7)	3,652.8
Tax impacts of exited business	311.3	116.2	238.1	(956.4)
Total income (loss) from exited business	$(1,170.8)	$(527.1)	$(891.7)	$3,303.7

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/23	12/31/22	12/31/23	12/31/22
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$403.8	$410.6	$1,611.2	$1,715.5
Commissions and other expenses	(29.9)	(31.1)	(122.3)	(137.5)
Operating revenues less pass-through expenses	$373.9	$379.5	$1,488.9	$1,578.0

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$92.0	$77.7	$304.7	$298.7
Combined operating expenses other than pass-through commissions (at PFG share)	174.3	154.9	671.6	622.0
Combined net revenue (at PFG share)	$266.3	$232.6	$976.3	$920.7